UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 22, 2021

SYNOPSYS, INC.

(Exact name of Registrant as specified in charter)

Delaware	000-19807	56-1546236
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

690 East Middlefield Road

Mountain View, California 94043

(Address of principal executive offices)

Registrant’s telephone number, including area code: (650) 584-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.01 par value)	SNPS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 22, 2021, Synopsys, Inc. (“Synopsys”) entered into a Fourth Extension and Amendment Agreement, which amends and restates Synopsys’ previous credit agreement, dated as of November 28, 2016 (as amended and restated, the “Credit Agreement”). Synopsys’ outstanding borrowings under the previous credit agreement, which as of January 22, 2021 consisted of term loans in the aggregate principal amount of $97.5 million, are carried over under the Credit Agreement.

The Credit Agreement extends the termination date of the existing $650 million senior unsecured revolving credit facility from November 28, 2021 to January 22, 2024, which may be further extended in Synopsys’ option. The outstanding term loans under the Credit Agreement will continue to amortize in quarterly installments with the balance due at maturity on November 28, 2021. The Credit Agreement also provides an uncommitted incremental loan facility of up to $150 million in the aggregate principal amount.

The Credit Agreement contains financial covenants requiring that Synopsys maintain a maximum Consolidated Leverage Ratio and a minimum Consolidated Interest Coverage Ratio (each as defined in the Credit Agreement, with levels set forth therein), as well as other non-financial covenants. Interest will accrue on the revolving loans at a floating rate based on, at Synopsys’ election, (i) the Adjusted Eurodollar Rate (as defined in the Credit Agreement) or (ii) the greatest of (a) the NYFRB Rate (as defined in the Credit Agreement) plus 0.50%, (b) the one-month Adjusted Eurodollar Rate plus 1% and (c) the prime rate quoted by the Wall Street Journal (such greatest rate, the “ABR”), in each case, plus an applicable margin. The applicable margin with respect to the revolving loans for (i) Eurodollar Rate based loans ranges from 1.000% to 1.175% and (ii) ABR based loans ranges from 0.000% to 0.175%, in each case exclusive of facility fee, and may increase or decrease based on Synopsys’ Consolidated Leverage Ratio. Synopsys is also required to pay a facility fee on the entire portion of the revolving credit facility ranging from 0.125% to 0.200% based on Synopsys’ Consolidated Leverage Ratio on the daily amount of the revolving commitment. Interest will accrue on the term loans at a floating rate based on, at Synopsys’ election, (i) the Eurodollar Rate or (ii) ABR, in each case, plus an applicable margin. The applicable margin with respect to term loans for (i) Eurodollar Rate based loans ranges from 1.125% to 1.375% and (ii) ABR-based loans ranges from 0.125% to 0.375%, and may increase or decrease based on Synopsys’ Consolidated Leverage Ratio.

The Credit Agreement contains customary events of default, including payment failures; failure to comply with covenants; failure to satisfy other obligations under the Credit Agreement or related documents; inaccurate representations and warranties; defaults in respect of other material indebtedness; bankruptcy, insolvency and inability to pay debts when due; material judgments; material ERISA defaults; and the invalidity of any guaranty agreement. If any event of default under the Credit Agreement occurs, the Administrative Agent (as defined in the Credit Agreement) or the other lenders under the Credit Agreement may terminate their respective commitments and declare immediately due all borrowings under the Credit Agreement.

The foregoing summary of the Credit Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement (a conformed copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K).

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title

10.1	Conformed Credit Agreement, as amended and restated pursuant to that certain Fourth Extension and Amendment Agreement, dated January 22, 2021, among Synopsys as Borrower, the Lenders parties thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SYNOPSYS, INC.

Dated: January 25, 2021	By:	/S/ JOHN F. RUNKEL, JR.
John F. Runkel, Jr.
General Counsel and Corporate Secretary